Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

CHINA UNICOM LIMITED

(Stock code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

CONNECTED TRANSACTION

The Board announces that on 28 July 2004 the Company entered into the Acquisition Agreement, pursuant to which the Company has agreed to acquire the entire issued share capital of the Target Company from the Vendor. The total purchase price of the Acquisition amounts to HK$37,159,995.77, equivalent to the net asset value of the Target Company as at 30 June 2004, and will be financed by the Company’s existing internal cash resources. Subject to the condition precedent that there has been no material adverse change to the financial condition, business operations or prospects of the Target Company, the Acquisition is scheduled to be completed on 11 August 2004 or such later date as the Company and the Vendor may agree.

As the Vendor is a wholly-owned subsidiary of Unicom Group (the ultimate controlling shareholder of the Company) and thus a connected person of the Company under the Listing Rules, the Acquisition constitutes a connected transaction for the Company pursuant to the Listing Rules.

ACQUISITION OF THE TARGET COMPANY

The Board announces that on 28 July 2004 the Company entered into the Acquisition Agreement, pursuant to which the Company has agreed to acquire the entire issued share capital of the Target Company from the Vendor. The total purchase price of the Acquisition amounts to HK$37,159,995.77, equivalent to the unaudited net asset value of the Target Company as at 30 June 2004, which was prepared in accordance with HK GAAP. The Company decided to acquire the Target Company for the reasons set out in the section headed “Reasons for and Benefits of the Acquisition” below. The purpose of this announcement is to provide further details of the Target Company and the Acquisition.

The Target Company

The Target Company is a private company with limited liability incorporated in Hong Kong on 24 May 2000.

The Target Company is engaged in telecommunications businesses primarily in the following areas:

•                                          voice wholesale business, including wholesale of traffic from Hong Kong and other countries and areas terminated at mainland China, and outbound international traffic from mainland China terminated at worldwide areas;

•                                          telephone cards business, including prepaid IP telephone cards for use in over 50 countries and regions, and Unicom Express IDD prepaid calling cards used in Hong Kong;

•                                          line leasing services, including the provision of international private leased circuits (“IPLC”) between Hong Kong and mainland China;

•                                          managed bandwidth services, including the provision of internet protocol (“IP”) transit services, asynchronous transfer mode (“ATM”) services and frame-relay (“FR”) services between Hong Kong and mainland China; and

•                                          mobile virtual network services, providing mobile services in Hong Kong domestically and in mainland China through networks leased from local operators in Hong Kong.

The Target Company’s wholly-owned US subsidiary, China Unicom USA Corporation, carries on wholesale business of voice traffic between the US and mainland China, international private leased circuits, ATM services and FR services, etc..

Under HK GAAP, for the fiscal year ended 31 December 2002, the Target Company, on a consolidated basis, had turnover of HK$21,839,809.86 (audited), profit before taxation of HK$5,317,251.85 (audited) and profit after taxation of HK$5,317,251.85 (audited); for the fiscal year ended 31 December 2003, the Target Company, on a consolidated basis, had turnover of HK$ 43,535,156.09 (audited), profit before taxation of HK$9,220,398.44 (audited) and profit after taxation of HK$7,183,101.21 (audited); for the six months ended 30 June 2004, the Target Company, on a consolidated basis, had turnover of HK$36,329,311.23 (unaudited), profit before taxation of HK$5,594,591.72 (unaudited) and profit after taxation of HK$5,560,593.12 (unaudited); as of 31 December 2003, the Target Company, on a consolidated basis, had net assets of HK$31,567,931.04 (audited); as of 30 June 2004, the Target Company, on a consolidated basis, had total assets of HK$163,397,425.40 (unaudited) and net assets of HK$37,159,995.77 (unaudited).

The Acquisition

The terms of the Acquisition were negotiated on an arm’s length basis, including representations and warranties given by the Vendor in favour of the Company, including general warranties, tax warranties and property warranties. The purchase price for the Acquisition was determined based on the unaudited net asset value of HK$37,159,995.77 of the Target Company as at 30 June 2004 prepared under HK GAAP.

The Board (including the independent non-executive directors) takes the view that the purchase price for the Target Company and the other terms of the Acquisition are fair and reasonable, on normal commercial terms and that the Acquisition is in the best interests of the Company and its Shareholders as a whole.

Financing of the Acquisition

The total purchase price for the Acquisition, HK$37,159,995.77 will be paid in cash by the Company at completion of the Acquisition. Subject to the condition precedent that there has been no material adverse change to the financial condition, business operations or prospects of the Target Company, the Acquisition is scheduled to be completed on 11 August 2004 or such later date as the Company and the Vendor may agree. The Company will use its existing internal cash to complete the Acquisition.

REASONS FOR AND BENEFITS OF THE ACQUISITION

Currently the Group carries on telecommunications business in mainland China. The Target Company has established its telecommunications infrastructure in Hong Kong, which will help extend the Group’s telecommunications network and telecommunications services to Hong Kong and overseas. The Board believes that the Acquisition represents a significant opportunity for the Group to accelerate the growth of its international business, strengthen its market position and enhance its competitiveness and international profile.

The Board believes that the Acquisition will assist the Group in providing an integrated service for customers, and will promote business development for the Group’s international voice, data and mobile telecommunications businesses.

In addition, the Acquisition will enable the Group to reduce the value of continuing connected transactions with Unicom Group.

CONNECTED TRANSACTIONS

As the Vendor is a wholly-owned subsidiary of Unicom Group (the ultimate controlling shareholder of the Company) and thus a connected person of the Company within the meaning of the Listing Rules, the Acquisition constitutes a connected transaction for the Company under the Listing Rules.

As the applicable ratios referred to in Rule 14A.32(1) of the Listing Rules are all under 2.5% in relation to this transaction, this transaction is only subject to the reporting and announcement requirements and is exempt from the Independent Shareholders’ approval requirements prescribed by the Listing Rules.

DEFINITIONS

“Acquisition”	the acquisition by the Company of the entire issued share capital of the Target Company pursuant to the Acquisition Agreement, as further described in this announcement

“Acquisition Agreement”	the sale and purchase agreement dated 28 July 2004 between the Vendor and the Company relating to the Acquisition

“Board”	the board of directors of the Company

“Company”	China Unicom Limited, a company incorporated in Hong Kong whose shares are listed on the Hong Kong Stock Exchange and whose American depository shares are listed on the New York Stock Exchange

“Directors”	the directors of the Company

“Group”	the Company and its subsidiaries from time to time

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	The Hong Kong Special Administrative Region of the PRC

“HK GAAP”	generally accepted accounting principles in Hong Kong

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Listing Rules”	The Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited

“PRC” or “China”	The People’s Republic of China

“Shareholders”	shareholders of the Company

“Target Company”	China Unicom International Limited, a private company with limited liability incorporated in Hong Kong

“Unicom Group”

China United Telecommunications Corporation, a state-owned enterprise established under the laws of the PRC. Except where the context otherwise requires, this reference includes all of its subsidiaries, excluding the Group

“US”	United States of America

“Vendor”	China Unicom (Hong Kong) Group Limited, a private company with limited liability incorporated in Hong Kong

The Board of Directors of the Company comprises of:

Executive Directors: Wang Jianzhou, Tong Jilu, Zhao Le, William Lo Wing Yan and Ye Fengping

Non-executive Director: Liu Yunjie

Independent Non-executive Directors: Wu Jinglian, Shan Weijian, Craig O. McCaw (Alternate Director to Craig O. McCaw:C. James Judson) and Linus Cheung Wing Lam

By Order of the Board China Unicom Limited Yee Foo Hei Company Secretary

Hong Kong, 28 July 2004